Exhibit 10.24
VERAFIN HOLDINGS INC.
AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN
Section 1.    Purpose
This Amended and Restated Verafin Holdings Inc. Management Incentive Plan (this “Plan”) is effective as of October 3, 2022, and is designed to promote the long-term financial interests and growth of Verafin Solutions ULC, a corporation existing under the laws of British Columbia (the “Company”), by motivating management personnel to achieve Company goals, and thereby furthering the alignment of the interests of Plan participants with those of the Company.
Section 2.    Definitions
As used in this Plan, the following words shall have the following meanings:
(a)    “Acceleration Event” means, with respect to a Key Employee, the occurrence of any of the following (prior to a Forfeiture Event with respect to such Key Employee): (i) such Key Employee’s resignation or termination of employment with the Company or any of its Affiliates for Good Reason, (ii) termination of such Key Employee’s employment with the Company or any of its Affiliates by the Company or its Affiliates other than for a Cause Event, or (iii) such Key Employee’s death or Permanent Disability; provided that if the Key Employee’s employment terminates on or in connection with the occurrence of an Acceleration Event, then, subject to applicable employment or labour standards legislation and compliance by the Company or any of its Affiliates, as applicable, with the Key Employee’s termination and severance entitlements pursuant to the common law and/or the Key Employee’s contract of employment with the Company or any of its Affiliates, as the case may be (in all cases, to the extent applicable), such Acceleration Event shall be treated as an Acceleration Event for purposes hereof only if such Key Employee executes (and does not revoke) a standard release of employment claims (including, without limitation, claims under applicable employment or labour standards legislation, human rights legislation, and occupational health and safety legislation) in a form reasonably satisfactory to the Company.
(b)    “Affiliate” shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the U.S. Securities Exchange Act of 1934, as amended, as in effect on the date hereof.
(c)    “Award” means an award granted hereunder that entitles the Key Employee to a payment and award opportunity hereunder, subject to the terms and conditions of this Plan and the applicable Award Agreement.
(d)    “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by the applicable Key Employee.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Business Day” means any day on which banks are required to be open to conduct business in New York City, New York and St. John’s, Newfoundland and Labrador.
(g)    “Cause Event” means, for the purposes of a Key Employee’s rights and entitlements hereunder and not for any other purpose or entitlement, the occurrence of any one or more of the following events: (i) any commission by such Key Employee of a criminal act, felony or other indictable offence involving fraud, theft or embezzlement, (ii) any commission by such Key Employee of dishonesty, misrepresentation, conflict of interest or breach of trust, or (iii) any other act(s) or omission(s) by the Key Employee constituting just cause for termination at common law; provided that (x) the occurrence of any event under clause (ii) or (iii) is not cured by the Key Employee within 60 days of receipt of written notice from the Parent to the Key Employee and (y) if a Key Employee is charged with a criminal act, felony or other indictable offence involving fraud, theft or embezzlement, the amount, if any, that would have become payable hereunder to such Key Employee shall be set aside and held pending the outcome of such charge, and if the Key Employee is acquitted or the charge dropped then clause (i) shall not apply with respect to such criminal act, felony or other indictable offence involving fraud, theft or embezzlement.
(h)    “Founder” means each of Jamie King, Raymond Pretty and Brendan Brothers.
(i)    “Founder Majority” means a majority of the Founders that are employed by the Company or one of its Affiliates as of the applicable time.
(j)    “Forfeiture Event” means, with respect to a Key Employee, (i) a resignation or termination of such Key Employee’s employment with the Company or any of its Affiliates without Good Reason (other than a resignation or termination that occurs subsequent to an Acceleration Event), (ii) the termination of such Key Employee’s employment with the Company or any of its Affiliates by the Company or its Affiliates for a Cause Event or (iii) a material breach by such Key Employee of such Key Employee’s obligations under Article VI of the Escrow and Management Incentive Agreement, by and among Parent, Osprey Acquisition Corporation, the Company and various individual Company employees, dated as of November 18, 2020, as amended, modified or supplemented from time to time (the “EMIA”), in each case during the Performance Period.
(k)    “Good Reason” means, with respect to any Key Employee, any act(s) or omission(s) constituting or resulting in (x) a constructive dismissal at common law, (y) a material adverse change to the Key Employee’s role or responsibilities, or (z) a material breach by the Company of the Key Employee’s contract of employment with the Company or any of its Affiliates, as the case may be; provided that no act or omission shall constitute Good Reason unless (i) the Key Employee gives written notice specifying the objection to such act or omission within 90 days following the occurrence of such act or omission, (ii) such act or omission is not corrected, in all material respects, in a manner that is reasonably satisfactory to the Key Employee within 30 days following the receipt of such notice, and (iii) the Key Employee resigns from the Key Employee’s employment within not more than 30 days following the expiration of the thirty (30)-day period described in the foregoing clause (ii).
(l)    “MIP Amount” means, with respect to a Key Employee, an amount determined in accordance with the formula set forth on Annex A. Subject to Section 5, the MIP Amount of a Key Employee shall be determined as soon as reasonably practicable following the conclusion of the Performance Period.
(m)    “Parent” means Nasdaq, Inc., a Delaware corporation.
(n)    “Parent Equity Plan” means the Nasdaq, Inc. Equity Incentive Plan (as amended and restated April 24, 2018), or any successor thereto.
(o)    “Parent Price” means the Fair Market Value (as defined in the Parent Equity Plan) of one Parent Share as of the date of grant or transfer of the applicable Parent Share.

(p)    “Parent Shares” means Shares (as defined in the Parent Equity Plan).
(q)    “Party” means each of Parent, the Company and each of the Key Employees.
(r)    “Performance Period” means the period commencing on February 11, 2021 and concluding on December 31, 2023.
(s)    “Permanent Disability” means a physical or mental incapacity of the Key Employee that has prevented the Key Employee from performing the duties customarily assigned to the Key Employee for twelve consecutive months and that qualifies the Key Employee for long-term disability benefits under the applicable disability plan of the Company and its Affiliates (or if there is no such plan in effect at the time, then would have qualified such Key Employee under such plan in effect as of the date hereof).
(t)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
(u)    “Restricted Stock Terms” shall include a vesting period of one year from the date of the end of the Performance Period and the standard terms and conditions that apply to restricted stock awards pursuant to the Parent Equity Plan, provided, however, that in the event of i) a resignation or termination of a Key Employee’s employment with the Company or any of its Affiliates with Good Reason, or (ii) the termination of a Key Employee’s employment with the Company or any of its Affiliates by the Company or its Affiliates other than for a Cause Event, the vesting of any stock award granted under this Amended and Restated Management Incentive Plan shall be fully accelerated for that Key Employee.
(v)    “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
Section 3.    Administration
This Plan shall be administered by the Board, in good faith. The Board shall have full power and authority to administer and interpret this Plan and Awards granted hereunder, including, without limitation, the power to (i) exercise all of the powers granted to it hereunder, (ii) construe, interpret and implement this Plan and any Award Agreement, (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering this Plan and any Awards and Award Agreements, (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan and any Awards or Award Agreements, (vi) delegate such powers and authority to such persons as it deems appropriate; provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Board from time to time, and (vii) waive any forfeiture, vesting or other conditions under any Awards. Subject to

Section 9, the determination of the Board on all matters relating to this Plan, any Award Agreement or any Awards in good faith shall be final, binding and conclusive upon all Persons. Without limiting the generality of the foregoing, the Board may adjust the terms of Annex A in respect of changes to the equity structure of the Company or in the event of other material corporate transactions or restructuring events, to the extent that the Board in its good faith discretion determines necessary or appropriate to preserve the intended economic intent of the terms of Annex A, provided, however, that any such adjustment shall be made in consultation with the Founder Majority.
Section 4.    MIP Amount
No later than April 1, 2024, each Key Employee shall receive (a) a lump sum cash payment equal to 50% of such Key Employee’s MIP Amount, (b) unrestricted Parent Shares pursuant to the Parent Equity Plan, with the number of such shares equal to the quotient of 25% of such Key Employee’s MIP Amount divided by the Parent Price, and (c) an award of restricted Parent Shares pursuant to the Parent Equity Plan, with the number of such shares equal to the quotient of 25% of such Key Employee’s MIP Amount divided by the Parent Price (which award shall be subject to the Restricted Stock Terms); provided that such Key Employee (i) is employed by and providing services to the Company or one of its Affiliates as of the end of the Performance Period (such continued services requirement, the “Continued Service Requirement”), provided that such Continued Service Requirement shall be deemed satisfied if an Acceleration Event occurred during the Performance Period in respect of such Key Employee and (ii) has not experienced a Forfeiture Event during the Performance Period.
Section 5.    Forfeiture Event
Subject to the express minimum requirements of applicable employment or labour standards legislation, if any, if a Forfeiture Event occurs during the Performance Period, the applicable Key Employee shall forfeit any entitlement under this Plan to any MIP Amount.
Section 6.    Amendment and Termination
This Plan may only be amended, modified or supplemented, and any provision of this Plan may only be waived, in writing by the approval of each of Parent and the Founder Majority; provided, however, that notwithstanding anything to the contrary, any amendment, modification or supplement of this Plan that on its face materially adversely affects the rights or obligations of any Party differently than those of the other Parties (and in the case of a Key Employee, materially adversely relative to other Key Employees), as applicable, shall also require the written approval of the differentially adversely affected Party.
Section 7.    No Employment Rights
Nothing in this Plan shall confer upon any Key Employee the right to continue in the employ of the Company or its affiliates or affect any right that the Company or its affiliates may have to terminate such employment.
Section 8.    Tax Withholding
The Company may withhold from any amounts payable hereunder such taxes as the Company determines are required to be withheld pursuant to applicable law.
Section 9.    Dispute Resolution

Any controversy or dispute arising in respect of this Plan, including without limitation, its administration, application or any issue with respect to any entitlement thereunder shall be resolved by arbitration in accordance with the procedures set forth in Section 7.4 of the EMIA.
Section 10.    Governing Law
This Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflicts of laws principles which would result in the application of the laws of another jurisdiction.